400 Centre Street , Newton, MA 02458	tel: (617) 332-3990 fax: (617) 969-5730

FOR IMMEDIATE RELEASE
Contact: Timothy A. Bonang Manager of Investor Relations (617) 796-8149 www.tatravelcenters.com

TravelCenters of America LLC
Announces Management Changes and
Timing of Earnings Release for 2006

Westlake, OH (February 28, 2007): TravelCenters of America LLC (AMEX: TA) announced a series of management changes today. These changes have been designed to better align TA’s management structure with the long term goals of the company:

	Previous Position	New Position
Thomas M. O’Brien	Managing Director	Managing Director, President, CEO and Member of the Office of the Chairman
John R. Hoadley	Executive Vice President and Treasurer	Executive Vice President, CFO and Treasurer and Member of the Office of the Chairman
Timothy L. Doane	President and CEO	Member of the Office of the Chairman
James W. George	Executive Vice President and CFO	Member of the Office of the Chairman

Mr. Doane and Mr. George will remain employed with the Company until August 31, 2007. From August 31, 2007, until August 31, 2008, Messrs. Doane and George will remain available to the company on an as needed or project basis.

Commenting on the changes, Mr. O’Brien stated,

“Our new organizational structure aligns our management team with our business plans and with their individual talents. It also affords Messrs. Doane and George the opportunity to help ensure a smooth transition of management for a Company they were both instrumental in building over the last decade. I believe that our Company will benefit tremendously from the continued contributions of both Tim and Jim in the coming months and from the remainder of our senior executive team, who have over 100 combined years of experience in the travel center industry.”

TA also announced today that it will host a conference call in conjunction with the announcement of its fourth quarter 2006 financial results.

TA plans to issue a press release containing its fourth quarter pro forma financial results before the AMEX opens on Monday, March 12, 2007. Later that day at 1:00 p.m. Eastern Time, TA management will host a conference call to discuss the fourth quarter 2006 pro forma results. Following the Company's remarks, there will be a short question and answer period.

The conference call telephone number is (800) 819-9193. Participants calling from outside the United States and Canada should dial (913) 981-4911. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through Sunday, March 18, 2007. To hear the replay, dial (719) 457-0820. The replay pass code is 5825174.

A live audio webcast of the conference call will also be available in a listen-only mode on the company's web site, which is located at www.tatravelcenters.com. Participants wanting to access the webcast should visit the company's web site about five minutes before the call. The archived webcast will be available for replay on the company's web site for about one week after the call.

About TravelCenters of America

TA’s nationwide network includes 163 travel centers located in 41 U.S. states and in Canada. TA’s travel centers offer hospitality and fuel services to the U.S. trucking industry and to highway motorists generally.

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